Exhibit 10.1

AMENDMENT NO. 2
TO THE
LINCOLN NATIONAL CORPORATION
1993 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
Effective February 1, 2006

This Amendment amends the Lincoln National Corporation 1993 Stock Plan for Non-Employee Directors, As Amended and Restated Effective May 8, 2003 (the “1993 Stock Plan”). The Amendment is effective as of the 1st day of February, 2006.

The Plan is amended as follows:

1. The current Section 3.1(c) is replaced in its entirety with the following new Section 3.1(c):

“(c)	Vesting of Restricted Shares. Upon vesting, except as provided in Article XI, all restrictions applicable to such Restricted Shares shall lapse.

(i)	Vesting of Shares. Effective February 1, 2006, all previously granted Restricted Shares shall be subject to the following vesting schedule:

●	25% of Restricted Shares shall vest on the later of February 1, 2006 or the first anniversary of grant date;

●	25% of Restricted Shares shall vest on the later of February 1, 2006 or the second anniversary of grant date;

●	25% of Restricted Shares shall vest on the later of February 1, 2006 or the third anniversary of grant date; and

●	25% of Restricted Shares shall vest on the later of February 1, 2006 or the fourth anniversary of grant date.

(ii)
Accelerated Vesting Upon Termination of Directorship. If a Non-Employee Director ceases to be a director of the Corporation and its subsidiaries by reason of Disability, Death, Retirement or Change of Control (as defined in subparagraphs (c)(iii), (iv) and (v) below), the Restricted Shares granted to Non-Employee Directors, and any Dividend Equivalent Payments on such shares accumulated for such Non-Employee Director shall immediately vest. If a Non-Employee Director ceases to be a director of the Corporation and its subsidiaries for any other reason, the Non-Employee Director shall immediately forfeit all Restricted Shares, except to the extent that such shares have vested under the scheduled provided in subparagraph (c)(i) above.

(iii)	Disability. For purposes of this Section 3.1(c), “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(iv)
Retirement. For purposes of this Section 3.1(c), “Retirement” shall mean ceasing to be a director of the Company (A) on or after age 70, or (B) on or after age 65 with the consent of a majority of the members of the Board of Directors of the Corporation other than the Non-Employee Director.

(v)
Change of Control. For purposes of this Section 3.1(c), “Change of Control” shall have the same meaning as in the Lincoln National Corporation Executives’ Severance Benefit Plan on the date that is six (6) months immediately preceding the “Change of Control.””

2. A new Section 12.7 is added to the Plan, to read as follows:

“12.7 Definition of “Cause.” For purposes of this Plan, and for any Awards granted pursuant to the terms of this Plan, Cause shall mean: (i) the conviction of a felony, or other fraudulent or willful misconduct materially and demonstrably injurious to the business or reputation of the Corporation by the Non-Employee Director; or (ii) the willful and continued failure of the Director to substantially perform his or her duties for the Corporation (other than such failure resulting from incapacity due to physical or mental illness as determined by a physician proposed by the Corporation and reasonably acceptable to the Non-Employee Director), after a written demand for substantial performance is delivered to the Non-Employee Director by a majority of the Board of Directors of the Corporation which specifically identifies the manner in which the Board believes that the Non-Employee Director has not substantially performed his or her duties. No act, or omission to act, on the part of the Non-Employee Director shall be considered “willful” unless such act or omission is the result of the Non-Employee Director’s bad faith or acting without reasonable belief that his or her action or omission was in the best interests of the Corporation.”